The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated June 30, 2025
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG $• Capped Market-Linked Notes

Linked to the least performing of the Nasdaq-100 Index® and the S&P 500® Index due on or about January 14, 2027

Investment Description

UBS AG Capped Market-Linked Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Nasdaq-100 Index® and the S&P 500® Index (each an “underlying asset” and together the “underlying assets”). The amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset with the lowest percentage change from its initial level to its final level (such underlying asset, the “least performing underlying asset” and such return, the “least performing underlying return”) and whether the closing level of any underlying asset on the final valuation date (its “final level”) is less than its closing level on the trade date (its “initial level”). If the least performing underlying return is positive, at maturity UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the lesser of (i) the least performing underlying return and (ii) the maximum gain. If the least performing underlying return is zero or negative, at maturity UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the greater of (i) the least performing underlying return and (ii) the minimum return. You may lose up to 5.00% of your initial investment. The contingent repayment of principal applies only if the Notes are held to maturity. Investing in the Notes involves significant risks. The Notes do not pay interest and your potential return on the Notes is limited to the maximum gain. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Exposure to Positive Least Performing Underlying Return Up to the Maximum Gain — At maturity, the Notes provide exposure to any positive least performing underlying return, up to the maximum gain.
❑

Contingent Downside Market Exposure — If the least performing underlying return is zero or negative, at maturity UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the greater of (i) the least performing underlying return and (ii) the minimum return. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to maturity and is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	July 9, 2025
Settlement Date**	July 14, 2025
Final Valuation Date	January 11, 2027
Maturity Date	January 14, 2027

*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes have downside market risk similar to that of the underlying asset, subject to the minimum return. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose up to 5.00% of your initial investment. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Note”. The final terms of the Notes will be set on the trade date.

Underlying Assets	Bloomberg Tickers	Maximum Gain	Maximum Payment at Maturity per Note	Initial Levels	Minimum Return	CUSIP	ISIN
Nasdaq-100 Index®	NDX	15.20%	$1,152.00	•	-5.00%	90308V6Z9	US90308V6Z99
S&P 500® Index	SPX			•

The estimated initial value of the Notes as of the trade date is expected to be between $959.40 and $989.40. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Nasdaq-100 Index® and the S&P 500® Index	$•	$1,000.00	$•	$6.50	$•	$993.50

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $993.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $6.50 per Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Capped Market-Linked Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 5.00% of your initial investment.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset.

♦You can tolerate a loss of up to 5.00% of your initial investment and are willing to make an investment that has downside market risk similar to that of a hypothetical investment in the least performing underlying asset or the underlying constituents, subject to the minimum return.

♦You believe that the level of each underlying asset will appreciate over the term of the Notes and that the percentage of appreciation of the least performing underlying asset is unlikely to exceed the maximum gain specified on the cover hereof.

♦You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Notes based on the maximum gain and minimum return specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying assets (the “underlying constituents”).

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of up to 5.00% of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset.

♦    You cannot tolerate a loss of up to 5.00% of your initial investment and are willing to make an investment that has downside market risk similar to that of a hypothetical investment in the least performing underlying asset or the underlying constituents, subject to the minimum return.

♦You are not willing to make an investment that may provide a negative return on investment.

♦You believe that the level of the least performing underlying asset will decline during the term of the Notes, or you believe that the level of the least performing underlying asset will appreciate over the term of the Notes and the percentage of appreciation is likely to exceed the maximum gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the Notes based on the maximum gain or minimum return specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 18 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Underlying Assets	The Nasdaq-100 Index® and the S&P 500® Index
Maximum Gain	15.20%
Maximum Payment at Maturity per Note	$1,152.00
Minimum Return	-5.00%
Payment at Maturity (per Note)

If the least performing underlying return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + the lesser of (i) Least Performing Underlying Return and (ii) Maximum Gain)

In this scenario, your potential return on the Notes is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

If the least performing underlying return is zero or negative, UBS will pay you a cash payment equal to:

$1,000 × (1 + the greater of (i) Least Performing Underlying Return and (ii) Minimum Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level, subject to the minimum return. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Least Performing Underlying Return	The underlying return of the least performing underlying asset.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the least performing underlying return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 × (1 + the lesser of (i) Least Performing Underlying Return and (ii) Maximum Gain)

In this scenario, your potential return on the Notes is limited to the maximum gain and your payment at maturity will in no event exceed the maximum payment at maturity per Note.

If the least performing underlying return is zero or negative, UBS will pay you a cash payment per Note equal to:

$1,000 × (1 + the greater of (i) Least Performing Underlying Return and (ii) Minimum Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level, subject to the minimum return. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Investing in the Notes involves significant risks. You may lose up to 5.00% of your initial investment. Specifically, if the final level of the least performing underling asset is less than its initial level, you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underling asset is less than its initial level, subject to the minimum return. The contingent repayment of principal applies only if the Notes are held to maturity. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes. You will be exposed to any decline in the level of the least performing underlying asset from its initial level to its final level, subject to the minimum return. If the final level of the least performing underling asset is less than its initial level, you will lose a percentage of your principal amount equal to the least performing underlying return, subject to the minimum return. You may lose up to 5.00% of your initial investment. Any return of your principal amount at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is greater than its initial level. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

♦The participation in any positive least performing underlying return, subject to the maximum gain, applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation in any positive least performing underlying return, subject to the maximum gain, and the percentage return you realize may be less than the then-current least performing underlying return, even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the participation in any positive least performing underlying return, subject to the maximum gain, only if you hold your Notes to maturity.

♦Your potential return on the Notes is limited to the maximum gain — The return potential of the Notes is limited to the maximum gain. Therefore, you will not benefit from any positive least performing underlying return in excess of the maximum gain and your return on the Notes may be less than it would be in a hypothetical direct investment in the least performing underlying asset.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. Furthermore, you will not benefit from any positive least performing underlying return in excess of the maximum gain. In addition, as an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on any underlying constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. Similarly, you will not have voting rights or any other rights of a holder of any underlying constituents.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return on your Notes if the final level of any underlying asset is less than its initial level, even if the underlying return of each other underlying asset is positive. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of receiving no positive return and/or losing some of your initial investment at maturity than if the Notes were linked to a single underlying asset — The risk that you will receive no positive return and/or lose some of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be equal to or less than its initial level than if the Notes were linked to a single underlying asset. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will remain flat or decline to a final level that is less than its initial level. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that the final level of any underlying asset will be equal to or less than its initial level is even greater. Therefore, it is more likely that the final level of any underlying asset will be equal to or less than its initial level and, accordingly, that you will receive no positive return and/or lose some of your initial investment in the Notes at maturity.

♦Market risk — The return on the Notes, which may be zero, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the final level of each underlying asset will be greater than its initial level. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk that you will receive no positive return and/or lose some of your initial investment in the Notes.

♦Changes affecting an underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of such underlying asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying asset. Further, indices like each underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The Nasdaq-100 Index® and S&P 500® Index reflects price return, not total return — The return on the Notes is based on the performance of the Nasdaq-100 Index® and S&P 500® Index, which reflects the changes in the market prices of its underlying constituents. The Nasdaq-100 Index® and S&P 500® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Notes will not include such a total return feature or dividend component.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset or underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, as applicable, may adversely affect the levels of the underlying assets and, therefore, the market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on the final levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Notes, including the maximum gain and minimum return, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 18 months
Initial Level:
Underlying Asset A: Underlying Asset B:	22,000.00 6,000.00
Maximum Gain:	15.20%
Minimum Return:	-5.00%
Range of Least Performing Underlying Return:	-100% to 40%

Example 1 —The Least Performing Underlying Asset increases 5.00% from its Initial Level.

Because the least performing underlying return is positive and is less than the maximum gain, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + the lesser of (i) Least Performing Underlying Return and (ii) Maximum Gain)
$1,000 × (1 + the lesser of (i) 5.00% and (ii) 15.20%)
= $1,000 × (1 + 5.00%)
= $1,050.00 per Note (5.00% total return).

Example 2 — The Least Performing Underlying Asset increases 30.00% from its Initial Level.

Because the least performing underlying return is positive and is equal to or greater than the maximum gain, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + the lesser of (i) Least Performing Underlying Return and (ii) Maximum Gain)
$1,000 × (1 + the lesser of (i) 30.00% and (ii) 15.20%)
= $1,000 × (1 + 15.20%)
= $1,152.00 per Note (15.20% total return).

Example 3 — The Final level of the Least Performing Underlying Asset is equal to its Initial Level.

Because the least performing underlying return is zero or negative, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + the greater of (i) Least Performing Underlying Return and (ii) Minimum Return)

$1,000 × (1 + the greater of (i) 0.00% and (ii) -5.00%)

= $1,000 × (1 + 0.00%)

= $1,000.00 per Note (0.00% total return).

In this scenario, you will not receive a positive return on your investment in the Notes.

Example 4 — The Least Performing Underlying Asset decreases 1.00% from its Initial Level.

Because the least performing underlying return is negative, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + the greater of (i) Least Performing Underlying Return and (ii) Minimum Return)
$1,000 × (1 + the greater of (i) -1.00% and (ii) -5.00%)
= $1,000 × (1 + -1.00%)
= $990.00 per Note (-1.00% total return).

In this scenario, you will not receive a positive return on your investment in the Notes and instead you will suffer a percentage loss on your initial investment equal to the least performing underlying return.

Example 5 — The Least Performing Underlying Asset decreases 60.00% from its Initial Level.

Because the least performing underlying return is negative, the payment at maturity per Note will be calculated as follows:

$1,000 × (1 + the greater of (i) Least Performing Underlying Return and (ii) Minimum Return)
$1,000 × (1 + the greater of (i) -60.00% and (ii) -5.00%)
= $1,000 × (1 + -5.00%)
= $950.00 per Note (-5.00% total return).

In this scenario, you will not receive a positive return on your investment in the Notes and instead you will suffer a percentage loss on your initial investment equal to the minimum return.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Least Performing Underlying Asset(1)		Payment and Return at Maturity
Final Level	Least Performing Underlying Return	Payment at Maturity	Note Total Return at Maturity
8,400.00	40.00%	$1,152.00	15.20%
7,800.00	30.00%	$1,152.00	15.20%
7,200.00	20.00%	$1,152.00	15.20%
6,900.00	15.00%	$1,152.00	15.20%
6,756.00	15.20%	$1,152.00	15.20%
6,900.00	15.00%	$1,150.00	15.00%
6,600.00	10.00%	$1,100.00	10.00%
6,300.00	5.00%	$1,050.00	5.00%
6,000.00	0.00%	$1,000.00	0.00%
5,880.00	-2.00%	$980.00	-2.00%
5,700.00	-5.00%	$950.00	-5.00%
5,400.00	-10.00%	$950.00	-5.00%
4,800.00	-20.00%	$950.00	-5.00%
4,200.00	-30.00%	$950.00	-5.00%
3,600.00	-40.00%	$950.00	-5.00%
3,000.00	-50.00%	$950.00	-5.00%
2,400.00	-60.00%	$950.00	-5.00%
1,800.00	-70.00%	$950.00	-5.00%
1,200.00	-80.00%	$950.00	-5.00%
600.00	-90.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%
(1)	Assumes Underlying Asset B is the Least Performing Underlying Asset.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. You may lose up to 5.00% of your initial investment. Specifically, if the final level of the least performing underling asset is less than its initial level, you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underling asset is less than its initial level, subject to the minimum return. The contingent repayment of principal applies only if the Notes are held to maturity. The payment at maturity will be greater than the principal amount only if the least performing underlying return is positive. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

Nasdaq-100 Index®

We have derived all information regarding the Nasdaq-100 Index® (“NDX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq OMX Group, Inc. and its affiliates (collectively, “Nasdaq OMX”) (its “index sponsor” or “Nasdaq OMX”).

NDX is published by Nasdaq OMX, but Nasdaq OMX has no obligation to continue to publish NDX, and may discontinue publication of NDX at any time. NDX is determined, comprised and calculated by Nasdaq OMX without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Nasdaq-100 Index®”, NDX includes 100 of the largest domestic and international non-financial securities listed on the Nasdaq Stock Market® (“Nasdaq”) based on market capitalization. NDX includes companies across major industry groups including computer hardware and software, telecommunications, retail and wholesale trade, and biotechnology, but does not contain securities of financial companies, including investment companies.

NDX is calculated under a modified capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq OMX will review the composition of NDX on a quarterly basis and adjust the weightings of Index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of NDX from January 1, 2015 through June 27, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of NDX on June 27, 2025 was 22,534.20. Its actual initial level will be determined on the trade date. Past performance of NDX is not indicative of the future performance of NDX during the term of the Notes.

25,000
20,000
15,000
10,000
5,000
0
Jan-2015
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Jan-2025

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2015 through June 27, 2025, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SPX on June 27, 2025 was 6,173.07. Its actual initial level will be determined on the trade date. Past performance of SPX is not indicative of the future performance of SPX during the term of the Notes.

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6,000
5,000
4,000
3,000
2,000
1,000
0
Jan-2015
Jan-2016
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Jan-2025

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2015 through June 27, 2025. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2015 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2015 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be equal to or less than its initial level. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will remain flat or decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be equal to or less than its initial level, as the underlying assets may remain flat or decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. See “Key Risks — Risks Relating to Return Characteristics —  Greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets —   Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of receiving no positive return and/or losing some of your initial investment at maturity than if the Notes were linked to a single underlying asset” herein. Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the U.S. Treasury Department.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [●]% per annum, compounded semi-annually, with a projected payment at maturity of $[●] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued from Settlement Date (per $1,000 Note) as of End of Accrual Period
Issue Date through January 1, 2026	$[●]	$[●]
January 1, 2026 through July 1, 2026	$[●]	$[●]
July 1, 2026 through January 1, 2027	$[●]	$[●]
January 1, 2027 through Maturity Date	$[●]	$[●]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments.

Prospective investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying assets or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition may be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of an underlying asset, any underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may purchase Notes from a third-party dealer at a purchase price of at least $993.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on Sales to UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at Maturity	8
Information About the Underlying Assets	11
Correlation of the Underlying Assets	13
What Are the Tax Consequences of the Notes?	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	17

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-53
Material U.S. Federal Income Tax Consequences	PS-54
Certain ERISA Considerations	PS-77
Supplemental Plan of Distribution (Conflicts of Interest)	PS-79

Index Supplement
Index Supplement Summary	IS-1

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Equal Weight Index	IS-21
S&P 500® Index	IS-23
S&P Select Sector Indices	IS-31
Non-U.S. Indices	IS-34
EURO STOXX 50® Index	IS-34
EURO STOXX® Banks Index	IS-40
FTSE® 100 Index	IS-46
MSCI Indexes	IS-52
MSCI-EAFE® Index	IS-52
MSCI® Emerging Markets IndexSM	IS-52
MSCI® Europe Index	IS-52
Nikkei 225 Index IS-58
S&P/ASX 200 Index IS-62
Swiss Market Index IS-70
TOPIX® IS-74

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	6
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	8
UBS AG	8
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	48
Legal Ownership and Book-Entry Issuance	65
Considerations Relating to Indexed Securities	69
Considerations Relating to Floating Rate Securities	72
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	75
U.S. Tax Considerations	77
Tax Considerations Under the Laws of Switzerland	88
Benefit Plan Investor Considerations	90
Plan of Distribution	92
Validity of the Securities	95
Experts	95

$• UBS AG

Capped Market-Linked Notes
due on or about January 14, 2027

Preliminary Pricing Supplement dated June 30, 2025
(To Product Supplement dated February 6, 2025,
Index Supplement dated February 6, 2025
and Prospectus dated February 6, 2025)

UBS Investment Bank
UBS Securities LLC